EXHIBIT 99.6

                           CoreComm Holdco, Inc.

                             Offers to Exchange
              (1) Shares of CoreComm Holdco, Inc. Common Stock
               for Shares of Common Stock of CoreComm Limited
       and (2) Shares of CoreComm Holdco, Inc. Common Stock and Cash
     for 6% Convertible Subordinated Notes due 2006 of CoreComm Limited

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THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON MARCH 8, 2002 (THE "EXPIRATION DATE"), UNLESS EXTENDED. OUTSTANDING SECURITIES TENDERED PURSUANT TO THE EXCHANGE OFFERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE
OFFERS.
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                                                           February 8, 2002

To Our Clients:

         CoreComm Holdco, Inc. ("Holdco"), formerly a first-tier, wholly-owned subsidiary of CoreComm Limited ("Limited") is offering to exchange, upon the terms and subject to the conditions described in the enclosed preliminary prospectus, dated February 8, 2002 (the "Prospectus"), and the related Letters of Transmittal (the "Letters of Transmittal"):

o 1/116.7 of a share of its common stock (rounded up to the nearest whole share for each unaffiliated holder), par value $0.01 per share (the "Holdco Common Stock"), for each validly tendered and accepted share of common stock, par value $0.01 per share (the "Limited Common Stock"), of Limited; and

o 3.0349 shares of its common stock (rounded up to the nearest whole share for each unaffiliated holder) and $30.00 in cash (which is equal to the amount of the October 1, 2001 interest payment that has not been paid), net without interest, for each validly tendered and accepted $1,000 in aggregate principal amount of 6% Convertible Subordinated Notes due 2006 (the "Public Notes") of Limited.

         These materials are being forwarded to you as the beneficial owner of the shares of Limited Common Stock and/or Public Notes held by us for your account but not registered in your name.

         A tender of the shares of Limited Common Stock and/or Public Notes may only be made by us as the holder of record and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to tender on your behalf the shares of Limited Common Stock and/or Public Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letters of Transmittal.

         Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the shares of Limited Common Stock and/or Public Notes on your behalf in accordance with the provisions of the exchange offers.

         Your attention is directed to the following:

         1. The exchange offers are for any and all outstanding shares of Limited Common Stock and outstanding Public Notes.

         2. These exchange offers are made upon the terms and subject to the conditions set forth in the Prospectus under "The Exchange Offers -- Conditions for Completion of the Exchange Offers" and in the related Letters of Transmittal, including the minimum condition that at least 90% of the outstanding shares of Limited Common Stock, in the aggregate, are tendered with respect to the exchange offer relating to outstanding shares of Limited Common Stock (this condition has no bearing on the exchange offer relating to the Public Notes).

         3. Any transfer taxes incident to the transfer of shares of Limited Common Stock and/or Public Notes from the holder to Holdco will be paid by Holdco, except as otherwise provided in Instruction 12 of the Letters of Transmittal.

         4. The exchange offers expire at 12:00 Midnight, New York City time, on March 8, 2002, unless extended or earlier terminated.

         If you wish to have us tender your shares of Limited Common Stock and/or Public Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letters of Transmittal are furnished to you for information only and may not be used directly by you to tender shares of Limited Common Stock and/or Public Notes.



                        INSTRUCTIONS WITH RESPECT TO
                            THE EXCHANGE OFFERS


         The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the exchange offers made by Holdco with respect to the shares of Limited Common Stock and Public Notes. This will instruct you to tender the shares of Limited Common Stock and/or Public Notes held by you for the account of the undersigned, subject to the terms and conditions set forth in the Prospectus and the related Letters of Transmittal.

         Please tender the Limited Common Stock and/or Public Notes held by you for my account as indicated below:

         /_/ Please tender $ aggregate principal amount of 6% Convertible Subordinated Notes due 2006 of Limited held by you for my account or benefit.

         /_/ Please tender shares of CoreComm Limited Common Stock held by you for my account or benefit.

         /_/ Please do not tender any shares of CoreComm Limited Common Stock or 6% Convertible Subordinated Notes due 2006 of Limited held by you for my account or benefit.

Dated :
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Signature(s):
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Print Name(s) here:
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Print Address(es):
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Area Code and Telephone Number(s):
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Tax Identification or Social Security Number(s):
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         None of the shares of Limited Common Stock and/or Public Notes held by us will be tendered unless we receive written instruction from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the shares of Limited Common Stock and Public Notes held by us for your account.

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